                                                                    EXHIBIT 4.4

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
                         OF HANOVER COMPRESSOR COMPANY


         AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Agreement") dated as of August 7, 1995, among Hanover Compressor Company, a Delaware corporation (the "Company"), and the other parties signatories hereto under the heading "Stockholders."

                              W I T N E S S E T H:

         WHEREAS, the Company is authorized to issue 500,000 shares of common stock, $.001 par value ("Common Stock") and 200,000 shares of preferred stock, $.01 par value ("Preferred Stock");

         WHEREAS, as of the date hereof the Company is a party to the following Stockholders' Agreements (i) that certain 1993 Stockholders' Agreement of Hanover Compressor Company, among the Company, GKH and certain employee-stockholders of the Company, dated as of June 30, 1993, (ii) that certain Supplemental Stockholders' Agreement of Hanover Compressor Company, among the Company, GKH and Hanna Investment Group, an Arkansas general partnership, dated as of October 8, 1993, (iii) that certain Supplemental Stockholders' Agreement of Hanover Compressor Company, among the Company, GKH and certain former stockholders of Gale Force Compression Services, Inc., dated as of March 8, 1995, (iv) that certain Supplemental Stockholders' Agreement of Hanover Compressor Company, among the Company, GKH and certain employee-stockholders of the Company, dated as of July 7, 1995 and (v) that certain Supplemental Stockholders' Agreement of Hanover Compressor Company, among the Company, GKH and Brenda K. Phillips, dated as of November 19, 1993 (collectively, the "Prior Stockholders' Agreements");

         WHEREAS, the Company and the other parties to the Prior Stockholders' Agreements agree that it is in their mutual best interests to amend and restate the Prior Stockholders' Agreements in their entirety;

         WHEREAS, pursuant to the terms of those certain Subscription Agreements dated as of August 7, 1995, between the Company and each of the subscribers to the Company's private placement of Common Stock it is a condition precedent to the issuance and delivery of the shares of Common Stock that the subscribers therefor execute and deliver a counterpart of this Agreement;

         WHEREAS, the Company has authorized the 6.5% Cumulative Redeemable Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), which Series A Preferred Stock will upon original issuance be issued together with detachable warrants, par value $.001 per warrant (the "Warrants"), to purchase shares of Common Stock;
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         WHEREAS, pursuant to the terms of those certain Subscription
Agreements between the Company and certain of the original subscribers for shares of the Series A Preferred Stock it is a condition precedent to the issuance and delivery of the shares of Series A Preferred Stock and the Warrants that the subscribers therefor execute and deliver counterparts of this Agreement; and

         WHEREAS, in order to assure the harmonious management of the affairs of the Company, the Stockholders desire to enter into this Agreement upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:


                                   ARTICLE I
                               Definitions; Etc.

         1.1 Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

         "Affiliate" shall mean (i) in the case of an entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person and
(ii) in the case of an individual, such individual's spouse, children, grandchildren or parents, or a trust primarily for the benefit of any of the foregoing. With respect to GKH, the term Affiliate shall expressly include, without limitation, the partners in GKH.

         "Agreement" shall mean this Amended and Restated Stockholders' Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

         "Applicable Date" shall mean the last business day of the month immediately preceding the date on which a Terminated Stockholder's employment is terminated.

         "Bankruptcy" shall mean with respect to any Person (i) the making of a general assignment or composition for the benefit of creditors or (ii) any commencement of bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any liquidation proceeding under any bankruptcy or insolvency law, or the commencement in respect of such Person or a substantial portion of such Person's property or assets of any liquidation proceeding and, if such case or proceeding is not commenced by such Person, it is either (A) consented to or acquiesced in by such Person or (B) remains undismissed after 60 days following the date of commencement thereof.





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         "Board" shall mean the Board of Directors of the Company as constituted from time to time.

         "Bona Fide Purchaser" shall mean any Person (other than a selling Stockholder's Affiliates) who or which has delivered a good faith written offer to purchase all, but not less than all, of such Stockholder's Stock for cash or Marketable Securities; provided, however, that, such Person has the requisite financial resources necessary, in the reasonable opinion of the Board, to purchase and acquire such Stockholder's Stock.

         "Cause" when used in connection with the termination of employment of an Employee Minority Stockholder, shall mean a termination of such Employee Minority Stockholder's employment by the Company due to (i) the commission by such Employee Minority Stockholder of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company (including the unauthorized disclosure of confidential or proprietary material information of the Company),
(ii) a conviction of such Employee Minority Stockholder (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful misconduct as an employee of the Company,
(iv) the willful failure of such Employee Minority Stockholder to render services to the Company in accordance with his employment, which failure amounts to a material neglect of his duties to the Company or (v) substantial dependence, as determined by the Board, on alcohol or any Controlled Substance.

         "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Controlled Substance" shall mean a drug, immediate precursor or other substance listed in Schedule I-V of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended.

         "Cost," with respect to a Terminated Stockholder, shall mean the purchase price paid by the Terminated Stockholder for each share of his Stock at the time of such Terminated Stockholder's acquisition thereof. In accordance with the foregoing, each share of Stock owned by a Stockholder may have a different Cost.

         "Director" shall mean a person appointed or elected as a member of the Board.

         "Dispose" or "Disposition" (and any derivatives thereof) shall mean
(i) a voluntary or involuntary sale, assignment, transfer, conveyance or other disposition of a Stockholder's Stock, and (ii) any agreement, contract or commitment to do any of the foregoing.





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         "Employee Minority Stockholder" shall mean each Minority Stockholder who is an employee of the Company on the date hereof or on such other date that such person shall become a party hereto.

         "Encumbrance" or "Encumber" shall mean or refer to any lien, claim, charge, pledge, mortgage, encumbrance, security interest, restriction on voting or alienation of any kind, adverse interest or preferential arrangement of any kind, or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.

         "Fair Market Value" shall mean the per share value of a share of Common Stock (determined on a Fully Diluted Basis) as determined within 6 months prior to the date of a Terminated Stockholder's termination of employment with the Company; provided, however, that if no such determination has been made within 6 months thereof, then as of the Applicable Date as determined by the Board; provided, further, that if the Terminated Stockholder notifies the Board in writing within 10 days of such Terminated Stockholder's receipt of written notice of the determination of the Fair Market Value of his Common Stock that he disagrees with such determination, the Board shall retain an independent nationally-recognized investment banking firm (such firm to be subject to such Terminated Stockholder's approval, which approval shall not be unreasonably withheld or delayed) to determine the per share value of the Common Stock; provided, further, that the Board shall not be required to retain any such firm more than once in any six month period for all Terminated Stockholders. Any fees and expenses incurred with respect to such investment banking firm shall be shared equally by the Terminated Stockholder and the Company if the Board's determination of Fair Market Value is equal to, higher than or no more than 15% less than that of such investment banking firm; otherwise the Company shall pay all the fees and expenses of such investment banking firm. The determination of Fair Market Value by such investment banking firm shall be final and binding. The calculation of Fair Market Value shall include a Minority Discount, shall be determined on the basis of the Common Stock being fully distributed and shall give effect to restrictions on transferability. For the purposes of this definition of "Fair Market Value" the calculation of the value of the Common Stock on a Fully Diluted Basis shall take into account an increase in the capitalization of the Company in the amount of the consideration which would have been paid to the Company had the options, warrants or convertible securities referred to in the definition of "Fully Diluted Basis" below, actually been exercised.

         "Fully Diluted Basis" shall mean with respect to the shares of Common Stock, the aggregate of (i) the number of shares of Common Stock issued and outstanding at the time of calculation (other than shares of Common Stock held in the treasury of the Company or held by any Affiliate of the Company that is controlled by the Company) and (ii) the number of shares of Common Stock issuable, at the time of calculation, upon (A) the exercise of any then exercisable outstanding options, warrants or similar instrument (other than such instruments held by the Company or any Affiliate of the Company that is controlled by the Company) and (B) the exercise of any then exercisable conversion or exchange rights with respect to any outstanding securities





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
or instruments (other than such securities or instruments held by the Company or any Affiliate of the Company that is controlled by the Company).

         "GKH" shall mean the collective reference to (i) GKH Investments, L.P., a Delaware limited partnership ("GKH Investments"), (ii) GKH Partners, L.P., a Delaware limited partnership ("GKH Partners"), and (iii) their respective Affiliates. Any and all decisions and determinations required to be made by GKH hereunder shall be made by GKH Partners, for itself, GKH and their respective Affiliates.

         "Marketable Securities" shall mean securities of a Person which Person files periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, but only to the extent such securities being offered by a Bona Fide Purchaser to a Stockholder are, at the time of the offer, being publicly traded in the over-the- counter market or on a nationally recognized exchange.

         "Minority Discount" shall mean any impact that the lack of a controlling interest possessed by a particular block of Common Stock may have on the valuation of such Common Stock.

         "Minority Stockholders" shall mean all of the Stockholders other than GKH, together with such Stockholders' respective Affiliates. Any and all decisions and determinations required to be made by a Minority Stockholder hereunder shall be made by such Minority Stockholder, for itself or himself and on behalf of its Affiliates.

         "Permanent Disability" shall mean the inability of an Employee Minority Stockholder to perform substantially all his duties and responsibilities to the Company for either (i) a continuous period of six months or (ii) 180 days during any consecutive twelve month period by reason of a physical or mental disability or infirmity which is expected to be permanent and continuous for life as determined by a physician selected by the Board.
The date of such Permanent Disability shall be (a) in the case of clause (i) above, the last day of such six month period or, if later, the day on which such Employee Minority Stockholder submits satisfactory medical evidence of such Permanent Disability or (b) in the case of clause (ii) above, such date as is determined in good faith by the Board.

         "Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

         "Retirement" shall mean, the retirement of an Employee Minority Stockholder as an employee of the Company on or after reaching age 65 or such age as may be otherwise determined by the Board.

         "Stock" shall mean (i) shares of Common Stock, (ii) shares of Preferred Stock and (iii) options and warrants exercisable with respect to, or other securities convertible into or exchangeable for shares of, Common Stock.





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         "Stockholder" or "Stockholders" shall mean parties hereto (other than the Company), their appropriate successors and assigns and any Person who is a holder of Stock and is or is required to be a party hereto at the time of reference thereto.

         "Transfer Notice" shall mean the notice required to be delivered by the Seller to the Company and GKH pursuant to Section 3.2. To be effective, the Transfer Notice must (i) state the identity and the address of the Bona Fide Purchaser who has offered, in writing, to purchase the Seller's Stock, and
(ii) state all material terms of such Bona Fide Purchaser's offer.

         "Voluntary Termination" shall mean the voluntary termination by an Employee Minority Stockholder of his employment by the Company by voluntary resignation or any other means other than death, Retirement or Permanent Disability and other than simultaneous with or following termination for Cause or an event which if known to the Company at the time of such voluntary termination by such Employee Minority Stockholder would constitute Cause. A Voluntary Termination shall be with "Good Reason" if (i) it promptly follows a material reduction of such Employee Minority Stockholder's duties and responsibilities or a permanent change in such Employee Minority Stockholder's duties and responsibilities which are materially inconsistent with the type of duties and responsibilities of such Employee Minority Stockholder then in effect, (ii) it promptly follows a material reduction in annual base salary (without regard to bonus compensation, if any), (iii) it promptly follows a material reduction in such Employee Minority Stockholder's employee benefits (without regard to bonus compensation, if any) if such reduction results in such Employee Minority Stockholder receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally or (iv) the Board of Directors of the Company otherwise determines that a Voluntary Termination by such Employee Minority Stockholder is for "Good Reason" under the circumstances then prevailing. The Board shall, upon the written request of an Employee Minority Stockholder, determine whether such Employee Minority Stockholder's Voluntary Termination under circumstances outlined by the Employee Minority Stockholder would be considered "for Good Reason" pursuant to this definition.

         1.2 Certain Other Defined Terms The following terms are defined in the Section of this Agreement directly opposite such terms:

Term                                                  Section
----                                                  -------

Common Stock                                          preamble
Company                                               preamble
Debt Instrument                                       3.5(e)
Effective Date                                        4.13
Exempt Distributions                                  3.1(a)
Participating Minority Stockholder                    3.4(b)
Preferred Stock                                       preamble
Prior Stockholders' Agreements                        preamble
Purchasers                                            3.2(c)





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

Term                                                  Section
----                                                  -------
Secondary Notice                                      3.2(b)
Seller                                                3.2(a)
Series A Preferred Stock                              preamble
Subscription Agreements                               4.9
Terminated Stockholder                                3.5
Warrants                                              preamble

         1.3 Article, Etc. References to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.


                                   ARTICLE II
                      Organizational Documents; Directors

         2.1 Articles of Incorporation; By-Laws. From and after the date hereof, each Stockholder shall vote the Common Stock owned by him or it at any meeting of the stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders and shall take all actions necessary to insure that the Certificate of Incorporation and By-Laws of the Company do not, at any time, conflict with the provisions of this Agreement and take all necessary and required action to cause the Company to amend, or amend and restate, the Certificate of Incorporation and By-Laws of the Company as necessary to effectuate the purposes of this Agreement.

         2.2     Directors.

                 (a) Nominees. The Stockholders shall vote their Common Stock at any regular or special meeting of the stockholders of the Company called for the purpose of filling positions on the Board, or in any written consent executed in lieu of such a meeting of stockholders, shall take all actions necessary and shall cause the Directors nominated by them pursuant to this Agreement to take all actions necessary (including the nomination for election as directors of the persons specified below) to ensure the election to the Board of the following individuals:

                                     (A)  Michael O'Connor, so long as he is
                 a stockholder of the Company, is employed by the Company as Chairman and desires to be a Director of the Company;

                                     (B)  Michael J. McGhan, so long as he is a
                 stockholder of the Company, is employed by the Company as its Chief Executive Officer and desires to be a Director of the Company; and





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
                                     (C)      such other individuals (the "GKH
                 Nominees") as are necessary to fill the remaining positions on the Board (which shall in all events be a majority of the Board) as nominated by GKH.

                 (b) Removal. Upon the request of GKH, each Stockholder shall promptly vote the shares of Common Stock held by him to remove any individual nominated by GKH and appoint another director nominated by GKH in his stead. Each Minority Stockholder hereby grants to GKH a limited power of attorney authorizing GKH to take such actions as it deems necessary to effectuate the purpose and intent of this Section 2.2(b) in the event that such Minority Stockholder shall fail to fully comply with the provisions of this Section.

                 (c) Stockholder Action. In order to effectuate the provisions of this Section 2.2, each Stockholder hereby agrees, subject to compliance with applicable law, that when any action or vote is required to be taken by such Stockholder pursuant to applicable law or this Agreement, such Stockholder shall use its reasonable best efforts to (i) call, to take all other actions necessary to call and to cause the Directors nominated by them to take all actions necessary to call or to cause the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to the General Corporation Law of the State of Delaware, or any successor statute, to effectuate such stockholder action and (ii) vote the Common Stock held by him in a manner consistent with the terms and provisions of this Agreement.

         2.3 Preemptive Rights. In the event that the Company shall offer for sale to Stockholders additional shares of Common Stock, each Stockholder shall have right to acquire its pro rata share of such offering on the same terms and conditions offered to all other Stockholders; provided, however, this right shall not apply to (a) shares issuable in connection with a merger, acquisition or other similar transaction, (b) shares issuable upon the exercise of any options, warrants or other convertible securities, (c) shares offered by the Company to employees and directors of the Company or (d) shares issuable in connection with preemptive rights granted to other stockholders of the Company in connection with a merger, acquisition or similar transaction, or in connection with the issuance by the Company of its 6.5% Cumulative Redeemable Convertible Series B Preferred Stock.


                                  ARTICLE III
                             Transfer Restrictions

         3.1     Transfer Restrictions.

                 (a) General Transfer Restriction. Each Stockholder covenants and agrees that such Stockholder will not, and will not permit its Affiliates to, Dispose or cause the Disposition of such Stockholder's Stock or any interest therein, except (i) in accordance with the





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
terms and conditions of this Article III, (ii) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") or (iii) pursuant to any public distribution of stock pursuant to Rule 144 of the Securities Act. The Dispositions described in the immediately preceding clauses (i), (ii) and (iii) are collectively referred to herein as "Exempt Distributions." Any attempted Disposition not in accordance with the terms and conditions of this Agreement shall be null and void and of no force or effect.

                 (b) Transfers to Affiliates. Notwithstanding the restrictions on the transfer set forth in this Article III, but subject to the provisions of Section 3.1(f) hereof, any Stockholder (other than an Affiliate of a Stockholder which acquired Stock pursuant to this Section 3.1(b)) may Dispose of all or a portion of its Stock to an Affiliate without first complying with any other provision of this Article III.

                 (c)         Transfers to Persons other than Affiliates.
Except pursuant to the procedures described in Sections 3.2, 3.3, 3.4 and 3.5 hereof, no Stockholder may Dispose of its Stock without the prior written consent of each of the other Stockholders (which consent may be given or withheld, with or without cause, in the sole and absolute discretion of such other Stockholders). Any Stock Disposed of pursuant to this Section 3.1(c) shall remain subject to all of the terms and conditions of this Agreement in the hands of any Person to whom such Stock may be Disposed and any such Person shall be required to first deliver to the Company and the Stockholders a written agreement assuming and agreeing to be bound by all of the terms and conditions of this Agreement and to be a Stockholder hereunder.

                 (d) The provisions of Section 3.1(c) notwithstanding, GKH may, without complying with the provisions of this Article III, Dispose of Stock held by it to any Person so long as after the consummation of such transaction, GKH and its Affiliates shall own at least 50% of the outstanding Common Stock and (ii) GKH may, without complying with the provisions of this
Article III, Dispose of all or a portion of its Stock to its partners or other beneficial owners.

                 (e) Pledge. No Stockholder may pledge or hypothecate any of its Stock for any purpose; provided, however that a Minority Stockholder may pledge his Common Stock to the Company as security for a loan or loans made by the Company to such Minority Stockholder, the proceeds of which were used solely to purchase Common Stock.

                 (f)         Rules of Construction and General Application.
The following rules of construction shall be applicable to all transactions consummated pursuant to Article III:

                             (i) A reference to a Stockholder shall include any and all of such Stockholder's Affiliates.

                             (ii) Other than Persons who are transferees of Stock pursuant to Sections 3.1(d), 3.3 and 3.4 hereof, each transferee of Stock pursuant to this Article III (including transferees pursuant to Section 3.1(b)), shall execute and acknowledge such instruments, in form and substance satisfactory to the other Stockholders, as such other Stockholders shall deem necessary or desirable to effectuate such transfer and to confirm the agreement of the transferee of such Stock to be bound by all the terms and conditions of this Agreement with respect to the Stock acquired. All reasonable expenses, including attorneys' fees, incurred by the Company in this connection shall be borne by such transferee.

                             (iii)  Except for rights of GKH pursuant to
         Sections 3.1(d) and 3.3, during the term of any proceedings, transactions or Dispositions pursuant to any provision of Article III, no Stockholder may exercise any rights under any provision of Article III (other than rights granted to such Stockholder pursuant to the provision under which such proceedings are taking place or in progress) except, in the event one or more Stockholders are exercising their rights as Participating Minority Stockholders pursuant to
         Section 3.4 hereof and concurrently therewith other Stockholders desire to exercise their rights pursuant to Section 3.2(b) hereof, then such Stockholders exercising their rights pursuant to Section 3.2(b) shall purchase, all, but not less than all, of the Stock that is proposed to be sold pursuant to Section 3.4 (including Stock held by GKH and the Participating Minority Stockholders) in accordance with the terms of Section 3.2(b).

         3.2     Dispositions by Minority Stockholders.

                 (a) Offer from Bona Fide Purchaser. If a Minority Stockholder (for purposes of this Section 3.2, "Seller") desires to effect the Disposition of all of its Stock to a Bona Fide Purchaser, such Seller shall deliver to the Company and to GKH a Transfer Notice at least 45 days prior to the proposed Disposition of Seller's Stock. Under no circumstances may any Seller sell less than all of its Stock to any such Bona Fide Purchaser.

                 (b) Rights of First and Second Refusal. By delivery of the Transfer Notice, Seller shall be deemed to have offered the Company, or its respective designees, the right and option to purchase on the terms and conditions set forth in the Bona Fide Purchaser's written offer all, or any portion of the Seller's Stock. In order to exercise such option, the Company shall deliver written notice to such effect to Seller within 25 days of its receipt of the Transfer Notice. In the event that the Company exercises its rights for less than 100% of the Seller's Stock pursuant to the first sentence of this Section 3.2(b), then the Company shall within 30 days of the date that the Transfer Notice is deemed given hereunder provide GKH with a notice (the "Secondary Notice") setting forth the number of shares of Seller's Stock that remain unpurchased following the initial 25 day exercise period. GKH shall have 7 days from the date that the Secondary Notice is deemed given to provide notice to Seller and the Company of the additional amount of Seller's unpurchased Stock that GKH will purchase. If the Company and/or GKH, or their designees, who wish to participate exercise their respective options to purchase all of the Seller's Stock, the consummation of the purchase and sale of Seller's Stock shall occur in accordance with Section 3.2(c) hereof.





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
A failure by either the Company or GKH to timely deliver any notice of intent to purchase required pursuant to this Section 3.2(b) shall constitute such Persons's failure to exercise its rights under this Section 3.2(b).

                 (c)         Consummation of Purchase.

                                  (i)         The purchase price payable by
         either the Company or GKH or their respective designees (collectively, the "Purchasers") to Seller shall be paid as set forth in the Bona Fide Purchaser's offer (except that no payment need be made until at least 30 days subsequent to the completion of the procedure described in Section 3.2(b), if applicable) and Seller's Stock shall be transferred as provided in such written offer.

                                 (ii)         At the closing of the purchase
         and sale of Seller's Stock pursuant to Section 3.2(b), (A) each Purchaser shall deliver to Seller any and all consideration required pursuant to the terms of the Bona Fide Purchaser's offer and (B) Seller shall deliver to each such Purchaser appropriate instruments of assignment duly executed in a proper form to effect the transfer of such Stock from Seller to each such Purchaser on the books and records of the Company.

                 (d)         Other Disposition Provisions.

                                  (i)         If the Purchasers do not agree to
         purchase all of Seller's Stock by the expiration of the periods set forth in Section 3.2(b), Seller shall have 45 days thereafter in which to effect the Disposition of its Stock to the Bona Fide Purchaser on terms not more favorable than were set forth in the Bona-Fide Purchaser's written offer.

                                 (ii)         During the term of the rights
         granted to the Company and GKH pursuant to Section 3.2, Seller shall not negotiate or offer to sell its Stock on terms and conditions more favorable to a purchaser than those previously offered to the Company and GKH.

                                (iii)         If Seller shall fail to
         consummate a Disposition of its Stock within the time period set forth in Section 3.2(d)(i), then no Disposition of such Stock may be made by Seller without first re-offering such Stock to the Company and GKH in accordance with the provisions of this Section 3.2.

         3.3     Rights to Compel Disposition.

                 (a) Rights of GKH. If GKH proposes to Dispose of all (but not less than all) of the Common Stock owned by it to a Bona Fide Purchaser, then, notwithstanding anything in this Agreement to the contrary, GKH may require the Minority Stockholders to Dispose of their Common Stock to such Bona Fide Purchaser for the same consideration per share and otherwise on the same terms and conditions (other than with respect to representations and warranties) upon which GKH effects the Disposition of its Common Stock.





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
                 (b) Obligations of Minority Stockholders. In the event that GKH desires to exercise its rights pursuant to Section 3.3(a), GKH shall deliver to the Company and the Minority Stockholders written notice setting forth the consideration per share to be paid by such Bona Fide Purchaser and the other terms and conditions of such Disposition. Within 15 days following the date of such notice, each Minority Stockholder shall deliver to GKH (i) a stock certificate or certificates evidencing such Minority Stockholder's Common Stock, together with an appropriate assignment separate from certificate duly executed in a proper form to effect the Disposition of such Common Stock from such Minority Stockholder to the Bona Fide Purchaser on the books and records of the Company and (ii) a limited power- of-attorney authorizing GKH to effect the Disposition of such Common Stock pursuant to the terms of such Bona Fide Purchaser's offer as such terms may be modified by GKH, provided, that all of the Minority Stockholders' Common Stock is disposed of for the same consideration per share and otherwise on the same terms and conditions upon which GKH effects the Disposition of its Common Stock. In the event that any Minority Stockholder shall fail to deliver such stock certificate(s), (A) assignment separate from certificate and limited power-of-attorney to GKH, the Company shall cause a notation to be made on its books and records to reflect that the Common Stock of such Minority Stockholder is bound by the provisions of this Section 3.3 and that the Disposition of such Common Stock may be effected without such Minority Stockholder's consent or surrender of its Common Stock and (B) hold back the proceeds of the Disposition of any such Minority Stockholder's Common Stock in an interest bearing account pending compliance by such Minority Stockholder with its obligations under this
Section 3.2(b).

         In addition, in the event GKH exercises its rights under this Section 3.3(a), each Minority Stockholder shall be required to make to a Bona Fide Purchaser such unqualified representations and warranties with respect to its Common Stock as are set forth in Section 3.6(b) hereof and representations and warranties qualified to knowledge with respect to all other matters as are reasonably requested by the Bona Fide Purchaser.

                 (c) Responsibility of GKH. Promptly after the consummation of the Disposition of Common Stock pursuant to this Section 3.3, GKH shall (i) deliver notice thereof to the Minority Stockholders, (ii) remit to the Minority Stockholders the total consideration received by GKH, if any, with respect to the Minority Stockholders' Common Stock Disposed of pursuant hereto, and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms thereof as may be reasonably requested in writing by such Minority Stockholders.

                 (d) Failure to Effect Transfer. If, within 120 days after GKH's delivery of the notice required pursuant to Section 3.3(b), GKH has not completed the Disposition of its Common Stock and that of the Minority Stockholders in accordance herewith, GKH shall return to each of the Minority Stockholders (i) the stock certificates and assignments of certificates with respect to such Minority Stockholder's Common Stock which such Minority Stockholder delivered pursuant to this Section 3.3 and (ii) the related limited power-of-attorney. Upon the Minority

Stockholders' receipt of such materials, all of the restrictions on Disposition contained in this Agreement with respect to the Common Stock owned by the Stockholders shall again be in effect.

         3.4     Rights of Inclusion.

                 (a) Rights of Minority Stockholders. If (i) GKH proposes to Dispose of Common Stock owned by it to a Bona Fide Purchaser, (ii) such Common Stock represents greater than 50% of the outstanding Common Stock (on an undiluted basis) then owned by GKH and (iii) GKH elects not to exercise its rights under Section 3.3, then each Minority Stockholder, at its sole right and option, may require GKH to require the Bona Fide Purchaser to purchase that percentage of its Common Stock which is equal to the percentage of all Common Stock then owned by GKH that is being so Disposed of by GKH for the same consideration per share and otherwise on the same terms and conditions upon which GKH effects the Disposition of its Common Stock.

                 (b) Obligations of Participating Minority Stockholders. If GKH desires to accept a Bona Fide Purchaser's offer to purchase all of the Common Stock which GKH proposes to sell in accordance with this Section 3.4(a), GKH shall deliver a copy of the Bona Fide Purchaser's offer to the Company and each of the Minority Stockholders, and, within 15 days of the receipt of such copy, each Minority Stockholder desiring to exercise its rights pursuant to this Section 3.4 (each a "Participating Minority Stockholder," collectively, the "Participating Minority Stockholders") shall deliver to the Company and GKH written notice to such effect and shall deliver to GKH (i) a stock certificate or certificates evidencing its Common Stock, together with an appropriate assignment separate from certificate duly executed in a proper form to effect the Disposition of the Participating Common Stock to the Bona Fide Purchaser on the books and records of the Company and (ii) a limited power-of-attorney authorizing GKH to effect the Disposition of such Common Stock pursuant to the terms of such Bona Fide Purchaser's offer as such terms may be modified by GKH, provided, that all of the Participating Minority Stockholders' Common Stock that is being transferred pursuant to this Section
3.4 is Disposed of for the same consideration per share and otherwise on the same terms and conditions upon which GKH effects the Disposition of its Common Stock. The failure of a Minority Stockholder to deliver notice of its desire to exercise its rights under or to otherwise comply with the provisions of this
Section 3.4(b) shall be deemed to be a waiver of such Minority Stockholder's rights hereunder and such Minority Stockholder shall not be deemed to be a Participating Minority Stockholder.

                 (c) Responsibility of GKH. Promptly after the consummation of the sale of Common Stock under this Section 3.4, GKH shall (i) deliver notice thereof to the Participating Minority Stockholders of the sale,
(ii) remit to the Participating Minority Stockholders the total consideration received by GKH, if any, with respect to the Minority Stockholders' Common Stock sold pursuant hereto and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms thereof as may be reasonably requested in writing by a Participating Minority Stockholder.

                 (d) Failure to Effect Transfer. If, within 120 days after GKH's delivery of the copy of the Bona Fide Purchaser's offer pursuant to
Section 3.4(b), GKH has not completed the Disposition of its Common Stock and that of the Participating Minority Stockholders in accordance herewith, GKH shall return to each of the Participating Minority Stockholders (i) the stock certificates and assignments of certificates with respect to such Participating Minority Stockholder's Common Stock which such Participating Minority Stockholder delivered for Disposition pursuant to this Section 3.4 and (ii) the related limited power-of-attorney. Upon the Participating Minority Stockholders' receipt of such materials, all the restrictions on Disposition contained in this Agreement with respect to the Common Stock owned by the Stockholders shall again be in effect.

         3.5 Certain Sales Upon Termination of Employment. In the event that an Employee Minority Stockholder (the "Terminated Stockholder") ceases to be employed by the Company or any of its Affiliates, the parties shall have the rights set forth in this Section 3.5, which rights and obligations shall survive the termination of this Agreement.

                 (a) Termination for Cause. In the event the employment of the Terminated Stockholder is terminated for Cause, the Company shall have the right, but not the obligation for a period of 90 days thereafter to purchase all, but not less than all, of the Common Stock of the Terminated Stockholder by delivering written notice to such effect. The purchase price for the Common Stock purchased pursuant to this Section 3.5(a) shall be equal to the lesser of (i) Cost and (ii) 80% of the Fair Market Value thereof, payable by delivery of a promissory note of the Company having a term of seven years and otherwise complying with Section 3.5(f) hereof.

                 (b) Termination upon Death, Retirement or Permanent Disability or Without Cause. In the event the employment of the Terminated Stockholder is terminated by death, Retirement, Permanent Disability or without Cause, the Company shall have the right, but not the obligation, to purchase all, but not less than all, of the Common Stock of the Terminated Stockholder by delivering written notice to such effect within 90 days thereafter. The purchase price for the Common Stock purchased pursuant to this Section 3.5(b) shall be the Fair Market Value thereof, payable, subject to Section 3.5(e) hereof, in cash.

                 (c) Voluntary Termination with Good Reason. Upon Voluntary Termination with Good Reason, the Company shall have the right, but not the obligation, to purchase all, but not less than all, of the Common Stock of the Terminated Stockholder by delivering notice to such effect within 90 days thereafter. The purchase price for the Common Stock purchased pursuant to this Section 3.5(c) shall be the Fair Market Value thereof, payable, subject to
Section 3.5(e) hereof, in cash.

                 (d) Voluntary Termination without Good Reason. Upon Voluntary Termination without Good Reason, the Company shall have the right, but not the obligation, to purchase all, but not less than all, of the Common Stock of the Terminated Stockholder by delivering written notice to such effect within 90 days thereafter. The purchase price for the

Common Stock purchased pursuant to this Section 3.5(d) shall be equal to the lesser of (i) Cost and (ii) the Fair Market Value thereof. If the termination occurs on or prior to the third anniversary of this Agreement, the purchase price shall be payable by delivery of a promissory note of the Company having a term of seven years and otherwise complying with Section 3.5(f) hereof. If such termination occurs after the third anniversary of this Agreement, the purchase price shall be payable in cash (subject to Section 3.5(e) hereof).

                 (e) Exceptions for Payment in Cash. Notwithstanding anything herein to the contrary, if the payment of all or a portion of the purchase price in cash under any subsection of Section 3.5 would cause a default under any agreement or instrument respecting the incurrence of indebtedness, including, without limitation, any credit agreement, note, mortgage, bond, indenture, or deed of trust to which the Company or any of its subsidiaries is a party or by which any of its or their properties or assets are bound (each, a "Debt Instrument") then such portion of the purchase price shall be payable in cash to the extent such default would not be caused and the remainder of such portion of the purchase price shall be payable pursuant to the Company's delivery of a promissory note in accordance with Section 3.5(f) and having the shortest term permissible without causing such a default. To the extent that any or all of the portion of the purchase price is payable to the Terminated Stockholder in cash, the amount of such payment shall offset by the cancellation of any indebtedness owed by the Terminated Stockholder to the Company or its Affiliates (including, without limitation, any indebtedness owed by such Terminated Stockholder to the Company in connection with such Terminated Stockholder's purchase of the Common Stock).

                 (f) Payment Pursuant to Promissory Note. Any promissory note of the Company required to be delivered pursuant to this
Section 3.5 shall be in a form reasonably acceptable to the parties and shall have the following terms: (i) the principal amount of the note shall be equal to the purchase price for the Terminated Stockholder's Common Stock offset by the cancellation of any indebtedness owed by the Terminated Stockholder to the Company or its Affiliates (including, without limitation, any indebtedness owed by such Terminated Stockholder to the Company in connection with such Terminated Stockholder's purchase of the Common Stock) after giving effect to any such offset made pursuant to Section 3.5(e), (ii) the Company's obligations under such promissory note shall be subordinated and subject in right of payment to the prior payment of all indebtedness of the Company and its subsidiaries the terms of which require such subordination, (iii) the principal amount of such promissory note shall be payable, to the extent permitted by all Debt Instruments, in equal annual installments commencing on the first anniversary of the issuance thereof and continuing as required by subsection
(a), (d) or (e), as appropriate, of this Section 3.5 and (iv) the principal amount of such promissory note shall be bear interest payable annually at the prime rate announced from time to time by Chemical Bank in New York, New York.

                 (g) Tender of Common Stock. Any payment of the purchase price pursuant to Section 3.5, whether by delivery of a note, in cash or by a combination thereof, shall be made against delivery of the certificates representing the Common Stock so purchased, duly endorsed, or, at the purchaser's option, accompanied by a stock power executed in blank.

         3.6 Agreement of Selling Stockholder. All sales of Common Stock to be made pursuant to Sections 3.2, 3.3, 3.4 and 3.5 of this Agreement shall be subject to the following terms:

                 (a)         Deliveries.  Subject to the provisions of Section
3.1 hereof, the Seller shall deliver to the purchaser certificates evidencing the Common Stock being sold, free and clear of any Encumbrance, together with duly executed transfers thereof in favor of the purchaser or its nominees and such other documents, including evidence of ownership and authority, as the purchaser may reasonably request;

                 (b) Representations and Warranties. The Seller shall not be required to make any representations or warranties to any Person in connection with such sale, except as to (i) good title to the Common Stock being sold, (ii) the absence of Encumbrances with respect to the Common Stock being sold, (iii) the due organization and valid existence of the Seller if the Seller is not an individual, (iv) the authority for, and validity and binding effect of (as against such Seller), any agreement entered into by such Seller in connection with such sale, (v) all required material consents to Seller's sale and governmental approvals having been obtained (excluding any approvals required by applicable state or federal securities laws) and (vi) the fact that no broker's commission is payable by the Seller as a result of Seller's conduct in connection with the sale; and

                 (c) Indemnification. The Seller shall not be required to provide any indemnities in connection with such sale except for breach of the representations and warranties contained in Section 3.6(b).

                                   ARTICLE IV
                            Miscellaneous Provisions

         4.1 Endorsement on Common Stock Certificates. Each and every certificate of stock evidencing Common Stock and Preferred Stock shall contain upon its face, or on the reverse side thereof, the following legend:

                 "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH SUCH ACT. THE TRANSFERABILITY OF THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT WHICH

         AGREEMENT THE COMPANY WILL FURNISH TO THE HOLDER OF THIS SECURITY UPON REQUEST.

                 A STATEMENT SUMMARIZING THE VOTING POWERS, DESIGNATIONS, PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF THE VARIOUS CLASSES OF STOCK OR SERIES THEREOF MAY BE OBTAINED BY THE STOCKHOLDERS OF THE COMPANY, WITHOUT CHARGE, FROM THE PRINCIPAL OFFICES OF THE COMPANY."

         4.2     Termination.

                 (a) Voting Provisions. Sections 2.1 and 2.2 of this Agreement shall terminate upon GKH ceasing to own 50% of the then issued and outstanding Common Stock (on an undiluted basis).

                 (b) Agreement. This Agreement (other than the provisions of Section 3.5 hereof and provisions necessary to effectuate the intent of Section 3.5) shall terminate upon the earliest to occur of the following events:

                             (i)     Bankruptcy of the Company;

                             (ii) the Common Stock being owned by a single Stockholder;

                             (iii) the passage of six months (or such longer time period required by the Company's underwriters) from the date 25% or more of the issued and outstanding Common Stock is listed on a nationally recognized exchange or quoted on the National Association of Securities Dealers Automated Quotation System;

                             (iv) GKH ceases to own 35% or more of the then issued and outstanding Common Stock (on an undiluted basis); or

                             (v)     the voluntary agreement, in writing, of
         (A) the Company, (B) GKH and (C) Minority Stockholders holding a majority of the Common Stock then held by all Minority Stockholders.

         4.3     Common Stock subject to this Agreement.

                 (a) This Agreement shall apply to all Stock currently or hereinafter owned or acquired by the Stockholders, including, without limitation, (i) the Stock held by the Stockholders on the Effective Date, (ii) any Stock issued to any Stockholder pursuant to Section 4.3(b) hereof, (iii) any Stock issued to any Stockholder pursuant to such Stockholder's exercise of an option or warrant and (iv) any Stock otherwise purchased by, acquired by or issued to any

Stockholder.   All stock certificates evidencing Stock subject to this
Agreement shall, on the reverse thereof, contain the restrictive legend set forth in Section 4.1.

                 (b) If at any time, and from time to time, the Company shall declare and pay a dividend upon any of the Stock in the form of additional shares of Stock, or shall validly issue shares in lieu of, or in exchange for, or in addition to, any of the Stock without the receipt of additional consideration therefor, then any such shares subsequently issued with respect to the Stock then subject to this Agreement shall constitute additional Stock subject to this Agreement.

         4.4 Notices. Any and all notices or other communications provided for herein shall be in writing and shall be considered duly given upon the earliest to occur of (a) personal delivery, (b) 2 days after being delivered to a nationally recognized overnight mail delivery or courier service, (c) 5 days after being mailed by certified or registered mail, return receipt requested, postage prepaid or (d) delivery by prepaid telegram or facsimile transmission (with written confirmation of receipt). All notices shall be addressed to the Company at its principal office and to the Stockholders at their addresses last appearing on the stock records of the Company. Any party hereto may change its address by giving notice to the other parties hereto as provided herein.

         4.5 Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural wherever the context and facts require such construction. The descriptive headings in the Articles or Sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

         4.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

         4.7 Modification; Amendment. No modification or amendment of this Agreement shall be valid unless the same shall be in writing executed by (a) the Company, (b) GKH and (c) Minority Stockholders holding a majority of the shares of Common Stock (on a Fully Diluted Basis) then held by all Minority Stockholders.

         4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

         4.9 Binding Effect; Complete Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement and the agreements and related documentation, if any, pursuant to which the Stockholders acquired their respective shares of Stock from the Company, constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof and thereof including, without limitation, the Prior Stockholders' Agreements.

         4.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         4.11 Attorneys' Fees. If any legal action, including an action for declaratory relief, is brought to enforce any provision of this Agreement, the prevailing party or parties, as the case may be, shall be entitled to recover his, its or their respective reasonable attorneys' fees from the non-prevailing party or parties, as the case may be. These fees, which may be set by the court in the same action or in a separate action brought for that purpose, are in addition to any other relief to which any prevailing party may be entitled.

         4.12 Consent of Spouse; Insertion in Will. Each married Minority Stockholder, or, if currently unmarried, each Minority Stockholder upon his marriage, agrees to obtain the consent and approval of his spouse to all of the terms and provisions of this Agreement by the execution hereof by such spouse. Each Minority Stockholder, if an individual, agrees to insert in his last will and testament, or other similar instrument, or to execute a codicil thereto, directing and authorizing his personal representatives to fulfill and comply with the provisions hereof and to sell and transfer his Common Stock in accordance with the terms and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                             THE COMPANY:

                             HANOVER COMPRESSOR COMPANY, a Delaware corporation




                             By:
                                 ----------------------------------------------
                                 Curtis Bedrich
                                 Chief Financial Officer and
                                 Treasurer

                                        STOCKHOLDERS:

                                        GKH INVESTMENTS, L.P., a Delaware
                                          limited partnership

                                        By: GKH PARTNERS, L.P., a Delaware
                                            limited partnership, its general
                                            partner

                                        By: JAKK HOLDING CORP., a Nevada
                                            corporation, a general partner



                                        By:
                                            -----------------------------------
                                            Name: Melvyn N. Klein,
                                                  President



                                        GKH PARTNERS, L.P., a Delaware limited
                                          partnership

                                        By: JAKK HOLDING CORP., a Nevada
                                            corporation, a general partner


                                        By:
                                            -----------------------------------
                                            Name: Melvyn N. Klein,
                                                  President


                                        [signatures of Minority Stockholders
                                         continued on next pages]

              SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS'
                     AGREEMENT, DATED AS OF AUGUST 7, 1995,
                           FOR MINORITY STOCKHOLDERS
                                 (INDIVIDUALS)


                                        MINORITY STOCKHOLDER:




                                        ---------------------------------------
                                        Print Name:
                                                   ----------------------------
                                        Number of Shares:
                                                         ----------------------
                                        Home Address:
                                                     --------------------------





                                SPOUSAL CONSENT

         The undersigned, the spouse of the Minority Stockholder whose name appears immediately above, which Minority Stockholder is one of the parties to the foregoing Amended and Restated Stockholders' Agreement, hereby consents to the execution of Amended and Restated Stockholders' Agreement and the consummation of the transactions contemplated thereby by her spouse, and to the extent the undersigned has acquired or hereafter acquires an interest in and to the property and subject matter of the Amended and Restated Stockholders' Agreement, hereby agrees to be bound by the terms of such Amended and Restated Stockholders' Agreement.




Date:
     ---------------------------            -----------------------------------
                                            Print Name:
                                                       ------------------------

       SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT
                          FOR MINORITY STOCKHOLDERS
                                   (ENTITIES)


                                        MINORITY STOCKHOLDER:



                                        ---------------------------------------


                                        By:
                                            -----------------------------------
                                        Its:
                                             ----------------------------------
                                        Number of Shares:
                                                          ---------------------
                                        Address:
                                                 ------------------------------